TEMPUR SEALY REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

 – Reports Fourth Quarter GAAP EPS of $0.75; Adjusted EPS of $0.86
– Issues Financial Guidance for 2015

LEXINGTON, KY, February 5, 2015 – Tempur Sealy International, Inc. (NYSE: TPX), the world’s largest bedding provider, today announced financial results for the fourth quarter and year ended December 31, 2014. The Company also issued financial guidance for 2015.

FOURTH QUARTER FINANCIAL SUMMARY

•
Earnings per diluted share (“EPS”) under U.S. generally accepted accounting principles (“GAAP”) in the fourth quarter of 2014 were $0.75 compared to GAAP EPS of $0.44 in the fourth quarter of 2013. The 2014 results reflect integration costs, and certain non-recurring items, including financing costs and income from a partial settlement of a legal dispute. The 2013 results reflect integration costs, transaction costs and financing costs related to the Company’s refinancing a portion of its senior secured credit facility.

•
Adjusted EPS (which is a non-GAAP measure) increased 30% to $0.86 in the fourth quarter of 2014 as compared to adjusted EPS of $0.66 in the fourth quarter of 2013. Unfavorable foreign exchange impacted adjusted EPS by $0.06 in the fourth quarter of 2014 as compared to the fourth quarter of 2013. For additional information regarding adjusted EPS, adjusted net income and constant currency (which are non-GAAP measures), please refer to the reconciliations and other information included in the attached schedules.

•
GAAP net income in the fourth quarter of 2014 was $46.6 million as compared to GAAP net income of $27.5 million for the fourth quarter of 2013. The Company reported adjusted net income of $53.2 million for the fourth quarter of 2014 as compared to adjusted net income of $41.1 million for the fourth quarter of 2013.

•
Total net sales increased 9.9% to $745.5 million in the fourth quarter of 2014 from $678.1 million in the fourth quarter of 2013. On a constant currency basis, fourth quarter net sales increased 12.8%. The net sales increase was driven by growth in each of the Company's three business segments.

•	Gross margin in the fourth quarter of 2014 was 39.5% as compared to 40.2% in the fourth quarter of 2013, with slightly lower margins in each of the Company's three business segments.

•
Operating income in the fourth quarter of 2014 was $76.5 million as compared to $74.1 million in the fourth quarter of 2013. Operating income in the fourth quarter of 2014 included $18.9 million of integration costs related to the Sealy acquisition and $1.0 million of financing costs related to the October 2014 amendment to the Company's senior secured credit facility. The fourth quarter of 2013 included $8.2 million of transaction and integration costs related to the Sealy acquisition.

•
EBITDA for the fourth quarter of 2014 was $112.0 million as compared to $97.4 million for the fourth quarter of 2013. Adjusted EBITDA (this and EBITDA are non-GAAP measures) for the fourth quarter of 2014 was $116.0 million as compared to $104.2 million for the fourth quarter of 2013.

•
The Company ended the quarter with consolidated funded debt less qualified cash of $1.6 billion. The ratio of consolidated funded debt less qualified cash to adjusted EBITDA was 3.89 times, calculated in accordance with the Company’s senior secured credit facility. For additional information regarding EBITDA, adjusted EBITDA and consolidated funded debt less qualified cash (which are non-GAAP measures) please refer to the reconciliations and other information included in the attached schedules.

Tempur Sealy International, Inc. CEO Mark Sarvary commented, "In 2014 strong sales growth was driven by new products and effective marketing, particularly in the US, and we broadened our distribution throughout the world. We generated operating cash flow of $225 million and significantly reduced our total debt. We are confident that 2015 will be another year of solid sales and earnings growth, although unfavorable foreign exchange will be even more significant in 2015 than it was in 2014."

FULL YEAR FINANCIAL SUMMARY

•
GAAP EPS for the full year 2014 was $1.75 compared to GAAP EPS of $1.28 for the full year 2013. The 2014 results reflect a loss on the disposal of the Sealy innerspring component facilities, integration costs associated with the continued alignment of the business, and certain non-recurring items, including financing costs and income from a partial settlement of a legal dispute. The 2013 results include results for Sealy from March 18, 2013, the acquisition date, and also reflect transaction and integration costs related to the acquisition of Sealy, financing costs related to the Company's refinancing of its Term A and Term B loans under its senior secured credit facility, as well as tax provision adjustments related to the repatriation of foreign earnings utilized in connection with the Sealy acquisition.

•
Adjusted EPS was $2.65 for the full year 2014 as compared to adjusted EPS of $2.38 for the full year 2013. Unfavorable foreign exchange impacted adjusted EPS by $0.15 for the full year 2014 as compared to the full year 2013.

•
GAAP net income for the full year 2014 was $108.9 million as compared to GAAP net income of $78.6 million for the full year 2013. The Company reported adjusted net income of $164.6 million for the full year 2014 as compared to adjusted net income of $146.4 million for the full year 2013. For additional information regarding adjusted EPS, adjusted net income and constant currency (which are non-GAAP measures), please refer to the reconciliations and other information included in the attached schedules.

•
Total net sales increased 21.3% to $2.990 billion for the full year 2014 from $2.464 billion for the full year 2013. On a constant currency basis, net sales for the full year 2014 increased 23.0%. The net sales increase was driven by Sealy's results being reflected for the full year ended December 31, 2014 as compared to the post-acquisition period of March 18, 2013 through December 31, 2013, as well as growth in each of the Company's three business segments.

•
Gross margin for the full year 2014 was 38.5% as compared to 41.2% for the full year 2013. The gross margin decreased primarily as a result of lower gross margins in each of the Company's three business segments, and the inclusion of Sealy, which has lower margins than the Tempur North America and Tempur International segments, for the full year ended December 31, 2014 as compared to the post-acquisition period of March 18, 2013 through December 31, 2013.

•
Operating income for the full year 2014 was $276.3 million as compared to $243.8 million for the full year 2013. Operating income for the full year 2014 and 2013 included $43.8 million of integration and financing costs and $44.6 million of integration and transaction costs related to the Sealy acquisition, respectively.

•	Operating cash flow for the year ended December 31, 2014 was $225.2 million. In 2014, the Company reduced total debt by $234.2 million.

Business Segment Highlights

The Company’s business segments include Tempur North America, Tempur International, and Sealy. The Company’s “Bedding” product sales include mattresses, foundations, and adjustable foundations and “Other products” include pillows and various other comfort products and components.

Tempur North America net sales increased 16.0% to $262.3 million in the fourth quarter of 2014 from $226.2 million in the fourth quarter of 2013. Bedding net sales increased 18.4% to $243.5 million in the fourth quarter of 2014 from $205.7 million in the fourth quarter of 2013. Net sales of Other products decreased 8.3% to $18.8 million from $20.5 million in the fourth quarter of 2013. Tempur North America’s operating margin improved year-over-year, driven by operating expense leverage on higher sales.

Tempur International net sales increased 3.3% to $122.3 million in the fourth quarter of 2014 from $118.4 million in the fourth quarter of 2013. Bedding net sales increased 6.0% to $93.3 million in the fourth quarter of 2014 from $88.0 million in the fourth quarter of 2013. Net sales of Other products decreased 4.6% to $29.0 million in the fourth quarter of 2014 from $30.4 million in the fourth quarter of 2013. Tempur International’s operating margin declined year-over-year due to a decline in gross margin and higher operating expenses primarily related to startup costs associated with the introduction of Sealy products in Europe.

Sealy net sales increased 8.2% to $360.9 million in the fourth quarter of 2014 from $333.5 million in the fourth quarter of

2013. Bedding net sales increased 11.7% to $341.0 million in the fourth quarter of 2014 from $305.3 million in the fourth quarter of 2013. Net sales of Other products decreased 29.4% to $19.9 million in the fourth quarter of 2014 from $28.2 million in the fourth quarter of 2013. Sealy’s operating margin declined slightly year-over-year due primarily to a slight decline in gross margin.

Financial Guidance

The Company issued full year 2015 guidance for net sales and adjusted EPS.

The Company currently expects the following for 2015:

•	Net sales to range from $3.050 billion to $3.150 billion

•	Adjusted EPS to range from $2.70 to $3.10 per diluted share.

Chief Financial Officer Dale Williams commented, "Our full year 2015 net sales guidance range assumes growth of approximately 2% to 5% compared to the full year 2014. We expect our adjusted EPS to increase 2% to 17% driven by a slight improvement in operating margin, partially offset by unfavorable foreign exchange. Based on currency rates as of January 31, 2015, foreign exchange is expected to have a negative net sales impact of approximately 3.5% and negative earnings impact of $0.27 per share for the full year 2015."
Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, February 5, 2015 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Forward-looking Statements

This release contains "forward-looking statements,” within the meaning of the federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words, "assumes," "estimates," "expects," "guidance," "anticipates," "projects," "plans," "proposed," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding sales and earnings growth, the Company’s net sales and adjusted EPS for 2015 and related assumptions, and expectations regarding net sales growth rates, margin improvements and the impact of foreign exchange. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

About the Company

Tempur Sealy International, Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur Sealy International, Inc. develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many of the most highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy®, Sealy Posturepedic®, Optimum™ and Stearns & Foster®. World headquarters for Tempur Sealy International, Inc. is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:

Mark Rupe
Vice President, Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in millions, except per common share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2014	2013	Chg %	2014	2013	Chg %
	(unaudited)	(unaudited)		(unaudited)
Net sales	$745.5	$678.1	9.9%	$2,989.8	$2,464.3	21.3%
Cost of sales	451.4	405.2		1,839.4	1,449.4
Gross profit	294.1	272.9	7.8%	1,150.4	1,014.9	13.4%
Selling and marketing expenses	154.9	145.8		619.9	522.9
General, administrative and other expenses	70.0	59.4		280.6	266.3
Equity income in earnings of unconsolidated affiliates	(2.7)	(1.9)		(8.3)	(4.4)
Royalty income, net of royalty expense	(4.6)	(4.5)		(18.1)	(13.7)
Operating income	76.5	74.1	3.2%	276.3	243.8	13.3%

Other expense, net:
Interest expense, net	21.4	22.6		91.9	110.8
Loss on disposal, net	—	—		23.2	—
Other (income) expense, net	(13.3)	1.0		(13.7)	5.0
Total other expense	8.1	23.6		101.4	115.8

Income before income taxes	68.4	50.5	35.4%	174.9	128.0	36.6%
Income tax provision	(21.2)	(22.2)		(64.9)	(49.1)
Net income before non-controlling interest	47.2	28.3		110.0	78.9
Less: net income attributable to non-controlling interest	0.6	0.8		1.1	0.3
Net income attributable to Tempur Sealy International, Inc.	$46.6	$27.5	69.5%	$108.9	$78.6	38.5%

Earnings per common share:
Basic	$0.77	$0.45		$1.79	$1.30
Diluted	$0.75	$0.44		$1.75	$1.28
Weighted average common shares outstanding:
Basic	60.9	60.5		60.8	60.3
Diluted	62.1	61.8		62.1	61.6

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions)

	December 31, 2014	December 31, 2013
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$62.5	$81.0
Accounts receivable, net	385.8	349.2
Inventories, net	217.2	199.2
Prepaid expenses and other current assets	56.5	53.7
Deferred income taxes	44.4	44.4
Total Current Assets	766.4	727.5
Property, plant and equipment, net	355.6	411.6
Goodwill	736.5	759.6
Other intangible assets, net	727.1	750.1
Deferred income taxes	8.6	10.9
Other non-current assets	68.4	70.2
Total Assets	$2,662.6	$2,729.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$226.4	$191.2
Accrued expenses and other current liabilities	233.3	208.4
Deferred income taxes	0.2	0.8
Income taxes payable	12.0	1.5
Current portion of long-term debt	66.4	39.6
Total Current Liabilities	538.3	441.5
Long-term debt	1,535.9	1,796.9
Deferred income taxes	258.8	286.1
Other non-current liabilities	114.3	75.3
Total Liabilities	2,447.3	2,599.8

Redeemable non-controlling interest	12.6	11.5

Stockholders' Equity:
Common stock, $0.01 par value; 300.0 shares authorized; 99.2 shares issued as of December 31, 2014 and 2013	1.0	1.0
Additional paid in capital	411.9	396.5
Retained earnings	1,036.8	927.9
Accumulated other comprehensive loss	(55.7)	(13.7)
Treasury stock at cost; 38.3 and 38.6 shares as of December 31, 2014 and 2013, respectively	(1,191.3)	(1,193.1)
Total Stockholders' Equity	202.7	118.6
Total Liabilities, redeemable non-controlling interest, and Stockholders’ Equity	$2,662.6	$2,729.9

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in millions)

	Twelve Months Ended
	December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:	(unaudited)
Net income before non-controlling interest	$110.0	$78.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	76.3	74.6
Amortization of stock-based compensation	13.4	16.9
Amortization of deferred financing costs	12.5	7.4
Write-off of deferred financing costs	—	4.7
Bad debt expense	4.9	1.3
Deferred income taxes	(27.2)	(49.1)
Dividends received from unconsolidated affiliates	2.0	2.5
Equity income in earnings of unconsolidated affiliates	(8.3)	(4.4)
Non-cash interest expense on 8.0% Sealy Notes	5.1	3.7
Loss on sale of assets	3.9	0.8
Loss on disposal of business	23.2	—
Foreign currency adjustments and other	1.8	0.1
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	(58.8)	(30.1)
Inventories	(34.0)	(34.5)
Prepaid expenses and other current assets	(14.9)	27.9
Accounts payable	47.8	28.1
Accrued expenses and other	56.7	4.4
Income taxes payable	10.8	(34.7)
Net cash provided by operating activities	225.2	98.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business, net of cash acquired	(8.5)	(1,172.9)
Proceeds from disposition of business	43.5	—
Purchases of property, plant and equipment	(47.5)	(40.0)
Other	2.1	(0.1)
Net cash used in investing activities	(10.4)	(1,213.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from 2012 credit agreement	271.5	2,992.6
Repayments of 2012 credit agreement	(510.9)	(1,658.3)
Proceeds from issuance of senior notes	—	375.0
Proceeds from 2011 credit facility	—	46.5
Repayments of 2011 credit facility	—	(696.5)
Proceeds from exercise of stock options	4.3	8.7
Excess tax benefit from stock-based compensation	1.7	5.4
Treasury shares repurchased	(2.2)	(7.0)
Payments of deferred financing costs	(3.1)	(52.0)
Other	0.6	(1.0)
Net cash (used in) provided by financing activities	(238.1)	1,013.4

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	4.8	2.8
Decrease in cash and cash equivalents	(18.5)	(98.3)
CASH AND CASH EQUIVALENTS, beginning of period	81.0	179.3
CASH AND CASH EQUIVALENTS, end of period	$62.5	$81.0

Summary of Channel Sales
The following table highlights net sales information, by channel and by segment, for the three months ended December 31, 2014 and 2013:

(in millions)	Consolidated		Tempur North America		Tempur International		Sealy
	Three Months Ended December 31,		Three Months Ended December 31,		Three Months Ended December 31,		Three Months Ended December 31,
	2014	2013	2014	2013	2014	2013	2014	2013
Retail	$689.3	$613.8	$246.5	$209.9	$92.5	$92.0	$350.3	$311.9
Direct	35.6	30.4	12.3	12.6	18.1	14.3	5.2	3.5
Other	20.6	33.9	3.5	3.7	11.7	12.1	5.4	18.1
	$745.5	$678.1	$262.3	$226.2	$122.3	$118.4	$360.9	$333.5

Summary of Product Sales
The following table highlights net sales information, by product and by segment, for the three months ended December 31, 2014 and 2013:

(in millions)	Consolidated		Tempur North America		Tempur International		Sealy
	Three Months Ended December 31,		Three Months Ended December 31,		Three Months Ended December 31,		Three Months Ended December 31,
	2014	2013	2014	2013	2014	2013	2014	2013
Bedding	$677.8	$599.0	$243.5	$205.7	$93.3	$88.0	$341.0	$305.3
Other	67.7	79.1	18.8	20.5	29.0	30.4	19.9	28.2
	$745.5	$678.1	$262.3	$226.2	$122.3	$118.4	$360.9	$333.5

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(In millions, except per common share amounts)

The Company provides information regarding adjusted net income, adjusted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, and consolidated funded debt and consolidated funded debt less qualified cash, which are not recognized terms under U.S. generally accepted accounting principles (“GAAP”) and do not purport to be alternatives to net income as a measure of operating performance or total debt. A reconciliation of adjusted net income and adjusted earnings per share is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various costs associated with the Sealy acquisition. A reconciliation of EBITDA and adjusted EBITDA to the Company’s net income and a reconciliation of total debt to consolidated funded debt and consolidated funded debt less qualified cash are also provided below. Management believes that the use of EBITDA, adjusted EBITDA, consolidated funded debt and consolidated funded debt less qualified cash also provides investors with useful information with respect to the terms of the Company’s senior secured credit facility and the Company’s compliance with key financial covenants. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of net income to adjusted net income and EPS to adjusted EPS
The following table sets forth the reconciliation of the Company’s reported net income and EPS for the three months ended December 31, 2014 and 2013 to the calculation of adjusted net income and adjusted EPS for the three months ended December 31, 2014 and 2013:

(in millions, except per share amounts)	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013
Net income attributable to Tempur Sealy International, Inc.	$46.6	$27.5
Plus:
Transaction costs, net of tax(1)	—	0.3
Integration costs, net of tax(1)	14.4	5.5
Financing costs, net of tax(2)	0.7	—
Other income, net of tax(3)	(11.3)	—
Adjustment of taxes to normalized rate(4)	2.8	7.8
Adjusted net income	$53.2	$41.1

Earnings per share, diluted	$0.75	$0.44
Transaction costs, net of tax(1)	—	—
Integration costs, net of tax(1)	0.23	0.09
Financing costs, net of tax(2)	0.01	—
Other income, net of tax(3)	(0.18)	—
Adjustment of taxes to normalized rate(4)	0.05	0.13
Adjusted earnings per share, diluted	$0.86	$0.66

Diluted shares outstanding	62.1	61.8

(1) Transaction and integration represents costs, including legal fees, professional fees and other charges to align the businesses related to the Sealy acquisition.
(2) Financing costs represent costs incurred in connection with the amendment of our senior secured credit facility.
(3) Other income represents certain other non-recurring items, including income from a partial settlement of a legal dispute.
(4) Adjustment of taxes to normalized rate represents adjustments associated with the aforementioned items and other discrete income tax events.

The following table sets forth the reconciliation of the Company’s reported net income and EPS for the years ended December 31, 2014 and 2013 to the calculation of adjusted net income and adjusted EPS for the years ended December 31, 2014 and 2013:

(in millions, except per share amounts)	Year Ended December 31, 2014	Year Ended December 31, 2013
Net income attributable to Tempur Sealy International, Inc.	$108.9	$78.6
Plus:
Loss on disposal of business, net of tax(1)	16.7	—
Transaction costs, net of tax(2)	—	13.2
Integration costs, net of tax(2)	30.6	37.2
Financing costs, net of tax(3)	3.4	6.5
Other income, net of tax(4)	(11.3)	—
Adjustment of taxes to normalized rate(5)	16.3	10.9
Adjusted net income	$164.6	$146.4

Earnings per share, diluted	$1.75	$1.28
Loss on disposal of business, net of tax(1)	0.27	—
Transaction costs, net of tax(2)	—	0.21
Integration costs, net of tax(2)	0.49	0.60
Financing costs, net of tax(3)	0.05	0.11
Other income, net of tax(4)	(0.18)	—
Adjustment of taxes to normalized rate(5)	0.27	0.18
Adjusted earnings per share, diluted	$2.65	$2.38

Diluted shares outstanding	62.1	61.6

(1)Loss on disposal of business represents costs associated with the disposition of the three U.S. innerspring component facilities and related equipment.
(2)Transaction and integration represents costs, including legal fees, professional fees and other charges to align the businesses related to the Sealy acquisition.
(3)Financing costs represent costs incurred in connection with the amendment and refinancing of our senior secured credit facility in 2014 and 2013, respectively.
(4)Other income includes certain other non-recurring items, including income from a partial settlement of a legal dispute.
(5)Adjustment of taxes to normalized rate represents adjustments associated with the aforementioned items and other discrete income tax events.

Reconciliation of net income to EBITDA and adjusted EBITDA

The following table sets forth the reconciliation of the Company’s reported net income to the calculation of EBITDA and adjusted EBITDA for the three months ended December 31, 2014 and December 31, 2013 in accordance with the Company's senior secured credit facility:

	Three Months Ended
(in millions)	December 31, 2014	December 31, 2013
Net income attributable to Tempur Sealy International, Inc.	$46.6	$27.5
Interest expense	21.4	22.6
Income taxes	21.2	22.2
Depreciation and amortization	22.8	25.1
EBITDA	112.0	97.4

Adjustments for financial covenant purposes:
Transaction costs(1)	—	0.3
Integration costs(1)	18.6	6.5
Financing costs(2)	1.0	—
Other income(3)	(15.6)	—
Adjusted EBITDA	$116.0	$104.2

(1) Transaction and integration represents costs, including legal fees, professional fees and other charges to align the businesses related to the Sealy acquisition.
(2) Financing costs represent costs incurred in connection with the amendment of our senior secured credit facility.
(3) Other income includes certain other non-recurring items, including income from a partial settlement of a legal dispute.

The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the twelve months ended December 31, 2014 in accordance with the Company's senior secured credit facility:

Twelve Months Ended
(in millions)	December 31, 2014
Net income attributable to Tempur Sealy International, Inc.	$108.9
Interest expense	91.9
Income taxes	64.9
Depreciation and amortization	89.7
EBITDA	$355.4

Adjustments for financial covenant purposes:
Loss on disposal of business(1)	23.2
Integration costs(2)	40.3
Financing costs(3)	1.3
Other income(4)	(15.6)
Adjusted EBITDA	$404.6

(1) Loss on disposal of business represents costs associated with the disposition of the three U.S. innerspring component production facilities and related equipment.
(2) Integration costs represent costs, including legal fees, professional fees and other charges to align the businesses related to the Sealy acquisition.
(3) Financing costs represent costs incurred in connection with the amendment of our senior secured credit facility.
(4) Other income includes certain other non-recurring items, including income from a partial settlement of a legal dispute.

This information is presented solely for the purpose of providing information to investors regarding the Company's compliance with certain financial covenants in its senior secured credit facility that are based on adjusted EBITDA, which is a non-GAAP measure.

Reconciliation of total debt to consolidated funded debt less qualified cash

The following table sets forth the reconciliation of the Company’s reported total debt to the calculation of consolidated funded debt less qualified cash as of December 31, 2014. “Consolidated funded debt” and “qualified cash” are terms used in the Company’s senior secured credit facility for purposes of certain financial covenants.

(in millions)	As of December 31, 2014

Total debt	$1,602.3
Plus:
Letters of credit outstanding	18.2
Consolidated funded debt	1,620.5
Less:
Domestic qualified cash(1)	25.9
Foreign qualified cash(1)	21.9
Consolidated funded debt less qualified cash	$1,572.7

(1) Qualified cash as defined in the Company's senior secured credit facility equals 100.0% of unrestricted domestic cash plus 60.0% of unrestricted foreign cash. For purposes of calculating leverage ratios, qualified cash is capped at $150.0 million.

Calculation of consolidated funded debt less qualified cash to Adjusted EBITDA

($ in millions)	As of December 31, 2014
Consolidated funded debt less qualified cash	1,572.7
Adjusted EBITDA	404.6
	3.89	times	(1)

(1) The ratio of consolidated debt less qualified cash to adjusted EBITDA was 3.89 times, within the Company's covenant, which requires this ratio to be less than 4.75 times at December 31, 2014.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales or earnings or other historical financial information on a “constant currency basis”, which is a non-GAAP measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior year period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.